EXHIBIT 99.1

Caneum, Inc. Announces Quotation on OTC Bulletin Board Under the Ticker Symbol "CANM"

Friday July 2, 2004

NEWPORT BEACH -- (BUSINESS WIRE) - July 2, 2004 - Caneum, Inc. (OTC/BB:
"CANM"), a business process and information technology outsourcing services company, today announced its common stock as being quoted on the OTC Bulletin Board (OTC/BB) under the ticker symbol "CANM."

"Caneum's common stock being quoted on the OTC Bulletin Board is an important first step in the process of executing our business plan by increasing our exposure to the public markets and allowing us to grow our business through mergers and acquisitions, strategic alliances and public awareness," stated Chairman Alan Knitowski. "We are extremely excited about our growth prospects rolling forward and are well ahead of the business goals and objectives established for the company for its first 12 months of operational activity."

To find out more about Caneum, Inc., please contact Jason Daggett at 714-264-7975 or at the company's corporate office located in Newport Beach, California, at (949) 273-4006. The company's corporate website address may be found at www.caneum.com.

About Caneum, Inc. (http://www.caneum.com)

Caneum, Inc. is a global provider of business process and information technology outsourcing services across vertical industries including technology, energy, government, education and healthcare. It provides a suite of business planning and strategy capabilities to assist companies with their "make versus buy" decisions in the areas of data, network, product development, product maintenance and support, and fulfills its services on-shore, in-region (NAFTA) and off-shore depending on the business goals and objectives of its global clients. In parallel, Caneum is aggressively pursuing a micro-cap roll-up strategy within its core outsourcing service suite in order to broaden its capability set and simultaneously take advantage of the large number of companies worldwide that currently lack an exit strategy for their businesses and shareholders. For more information, visit the company's web site at www.caneum.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties. The company wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include but are not limited to the risk factors noted in the company's filings with the Securities & Exchange Commission, such as the rapidly changing nature of technology, evolving industry standards and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Caneum's services and products; Caneum's ability to gain market acceptance for its services and products; the company's ability to attract and retain skilled personnel; and the company's reliance on third-party suppliers.

Contact:

The Liquid Consulting Group, Inc.
Brett H. Pojunis, (702) 870-1775
stockinfo@caneum.com